Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, August 13, 2008 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its first fiscal quarter ended June 30, 2008.

Revenues were $8.6 million, a decrease of $1.0 million or 10.6% from the revenues reported in the same quarter last year. Net income for the first fiscal quarter ended June 30, 2008 was $58 thousand compared with net income of $483 thousand for the fiscal quarter ended June 30, 2007. Diluted earnings per share is $.01 for the current quarter compared with earnings per share of $.08 for the same quarter last year.

Orders for the first quarter were $6.9 million, a decrease of $2.6 million from the first quarter of fiscal 2008.  Military orders were $1.1 million, a decrease of $2.0 million from the first quarter of the previous year and Commercial orders were $5.8 million, a decrease of $.6 million from the first quarter of the prior year.

Owen Farren, President & CEO said, “TRC was able to report profitable results notwithstanding a difficult environment. The Supplemental Appropriations Act, 2008, providing additional funding for the military programs in Afghanistan and Iraq, was not signed into law until June 30th.  The delay in implementation negatively impacted our first quarter military revenues. Excluding RAC, commercial revenues are holding up even as two of our major markets, recreational vehicles and industrial are down sharply because new products introduced in late 2007, have gained market acceptance. TRC is aggressively cross-selling its broad product offering into current and new markets and channels. Lastly, TRC’s recent move to a technology solution marketing strategy combined with our expanded technical capabilities are being well received by our customers.”

Mr. Farren concluded, “Our operating cash flows and balance sheet continue to be strong. Our cash and short term investments together increased approximately $.5 million during the quarter.”

The first quarter dividend of $.02 per share was paid on July 18, 2008 to shareholders of record on June 30, 2008.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	June 30	June 30
	2008	2007
Operating revenues:
Commercial	$5,643	5,905
Military	2,988	3,753
	8,631	9,658
Operating expenses:
Cost of sales	6,097	6,818
Selling, general and administrative	1,934	1,722
Research, development and engineering	537	432
	8,568	8,972

Operating income	63	686
Interest and sundry income (expense)	18	(1)
Income before income taxes	81	685
Income tax expense	23	202
Net income	$58	483
Earnings per common share:
Basic	$0.01	0.08
Diluted	$0.01	0.08

Weighted average number of common shares outstanding:
Basic	5,890,828	5,888,828
Diluted	5,903,215	5,910,953

Dividends paid	$0.02	0.02

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS	June 30,	March 31,
	2008	2008
Current assets:
Cash and cash equivalents	$1,597	2,132
Short-term investments	2,489	1,495
Trade and other accounts receivable, net	5,435	6,573
Other receivable-current portion	881	869
Income taxes receivable	100	197
Inventories	7,935	7,788
Prepaid expenses and other current assets	371	258
Deferred income taxes	1,494	1,446
Total current assets	20,302	20,758

Property, plant and equipment	15,432	15,288
Less accumulated depreciation	11,900	11,604
Net property, plant and equipment	3,532	3,684

Intangible assets, net	449	463
Other assets	37	45
	$24,320	24,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Trade accounts payable	$2,809	3,111
Accrued expenses	1,426	1,781
Accrued dividends	132	132
Total current liabilities	4,367	5,024

Deferred income taxes	12	37
Total liabilities	4,379	5,061

Stockholders' equity:
Common stock	3,015	3,015
Additional paid-in capital	9,680	9,568
Retained earnings	7,286	7,346
Common stock held in treasury, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	19,941	19,889
	$24,320	24,950

*The condensed consolidated balance sheet is derived from the Company’s audited balance sheet as of that date.